Exhibit 99.1

MEDIA CONTACT
Brian Sinderson
212-920-3500 X117
brian.sinderson@ener1.com

Wanxiang and Ener1 Receive Chinese Government Approval for Joint Venture

Business to Focus on Energy Storage Solutions for
Electric Vehicles and Utility Grid Applications

NEW YORK and HANGZHOU, China (July 18, 2011) – Ener1, Inc. (NASDAQ: HEV), a leader in lithium-ion energy storage solutions, and Wanxiang Electric Vehicle Co., Ltd., a division of the Chinese conglomerate Wanxiang Group Corporation, today announced that they have received approval from the Chinese government for their joint venture to co-manufacture lithium-ion energy storage systems for the China market.

Government officials, including Party Secretary Zhao Hongzhu from China’s Zhejiang Province, Indiana Governor Mitch Daniels and members of the Indiana Economic Development Corporation, were on hand for the announcement as part of the Indiana-Zhejiang Business Symposium in Indianapolis.  The delegation also toured Ener1’s manufacturing plant in Mt. Comfort, Ind., which is one of three facilities the company has throughout the Indianapolis area.

“Indiana is committed to maintaining a climate where innovative businesses like Ener1 can succeed,” Governor Daniels said.  “We’re very proud to have played a role in bringing these two companies together and look forward to their shared success as they develop the next phase of the electric car industry.  Today’s announcement is an example of one of many fruitful partnerships between Indiana and China and shows that the Hoosier economy has a global reach.”

The new company – Zhejiang Wanxiang Ener1 Power System Co., Ltd – will initially focus on fulfilling existing contracts with State Grid, which is the largest power supplier in China.  These projects include providing lithium-ion battery systems for a pure electric bus project for the city of Qingdao, a pure electric car project for the city of Hangzhou, as well as a grid energy storage system.  As capacity increases, it is anticipated the joint venture will work with other existing customers, such as SAIC Motor, Dongfeng Motor, Faw Haima Motor, Chang'an Automobile, Guangzhou Automobile and Yutong.  The joint enterprise is expected to achieve annual cell manufacturing capacity of 300 million Ampere hours (approximately 40,000 electric vehicle battery packs) annually by 2014.

“Wanxiang has built strong and deep customer relationships throughout China,” said Dr. Lu Guanqiu, founder and chairman of Wanxiang Group.  “We are pleased that we have found such a technologically-advanced business partner like Ener1 to help us produce battery systems for our transportation and power grid customers.”

“We’re pleased to begin working with our partners at Wanxiang, with whom we’ve developed a strong relationship over the past year, to bring our lithium-ion battery packs and cells to one of the fastest-growing markets,” said Charles Gassenheimer, chairman and CEO, Ener1, Inc.  “We believe our technical expertise, coupled with Wanxiang’s manufacturing aptitude, will help us quickly deliver exceptional energy storage solutions for customers in China.”

The company also introduced its new leadership team, including: Dr. Jun Chen, who will serve as chief executive officer of Zhejiang Wanxiang Ener1 Power System Co.; Mr. Junqi Du, chief operating officer; and Dr. Taison Tan, chief technology officer.

About Ener1, Inc.

Ener1, Inc. is a publicly traded (NASDAQ:HEV) energy storage technology company that develops compact, lithium-ion-powered battery solutions for the transportation, utility grid and industrial electronics markets. Headquartered in New York City, the company has more than 700 employees with manufacturing locations in the United States and Korea. Ener1 also develops commercial fuel cell products and nanotechnology-based materials. For more information, visit Ener1's web site at www.ener1.com.

About Wanxiang Group

Wanxiang Group was founded by Dr. Lu Guanqiu, who is regarded as a legendary entrepreneur in China for taking $500 in start-up capital in 1969 to create a farm tool repair shop and transforming it into one of the largest non-government-owned companies in China. The company is the country’s largest automotive components manufacturer, and a conglomerate with more than $10 billion (USD) in revenue covering businesses including financial services, alternative energies, agricultural products, international trading, natural resources, real estate, private equity and venture capital investment, and other areas.  Wanxiang Group currently employs more than 30,000 employees worldwide, with 19 companies in 9 countries and a sales and marketing network covering over 50 countries.  The Boston Consulting Group has listed Wanxiang Group as one of the 100 most successful companies in China.

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Certain statements made in this press release constitute forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "scheduled," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.